Exhibit 99.1

Contacts:       Pat Sheaffer or Ron Wysaske,
Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $1.1 Million in Second Fiscal Quarter

Vancouver, WA – October 26, 2010 – Riverview Bancorp, Inc. (“Riverview” or the “Company”) (NASDAQ GSM: RVSB), the parent company of Riverview Community Bank (“Bank”), today reported that net income increased to $1.1 million, or $0.06 per diluted share, for the second fiscal quarter ended September 30, 2010, compared to $202,000, or $0.02 per diluted share, for the second fiscal quarter a year ago. For the first six months of fiscal 2011 net income increased to $2.9 million, or $0.20 per diluted share, compared to $545,000, or $0.05 per diluted share, for the first six months of fiscal 2010.

“Riverview’s second quarter was highlighted by a successful capital raise and continued strong operating performance,” said Pat Sheaffer, Chairman and CEO. “We posted profits for the second consecutive quarter and have continued to see meaningful improvements throughout the Bank during the first half of fiscal 2011. While credit costs remained elevated, we are seeing signs of a return to normalcy from an operating perspective.”

Common Stock Offering

During the second fiscal quarter, the Company successfully raised $18.9 million in net proceeds through an underwritten public offering. The Company issued 11.5 million shares of its common stock, including 1.5 million shares pursuant to the underwriter’s over-allotment option. “The successful completion of this offering increased our already-strong capital and liquidity levels and further enhanced the Bank’s ability to respond to the banking needs in our communities,” added Sheaffer. “To help in accomplishing our goals, we have also hired additional talented and experienced bankers. Together with our existing team, we are looking for opportunities to attract new customers and grow our existing franchise.”

Second Quarter Fiscal 2011 Highlights (at or for the period ended September 30, 2010)
•	Net income of $1.1 million, or $0.06 per diluted share.
•	Completed capital offering and raised $18.9 million in net proceeds.
•	Improved capital levels - total risk-based capital ratio of 14.07%, significantly above the 10.00% minimum for “well-capitalized” designation.
•	Net interest margin remains strong at 4.46%.
•	Average deposit balances increased $16.8 million compared to prior quarter.
•	Non-performing assets were 6.42% of total assets.
•	Allowance for loan losses was 2.72% of total loans and 53.84% of non-performing loans.
•
Reduced concentration in land development and speculative construction loans by $9.4 million during the quarter. These two segments accounted for 12.4% of the total loan portfolio at September 30, 2010.

Credit Quality

“We continue to be proactive in managing our asset quality,” said Dave Dahlstrom, EVP and Chief Credit Officer. “While we have experienced an increase in non-performing loans during the quarter due to one new commercial real estate (CRE) credit, there has been a considerable slowdown in new problem loans.”

Non-performing loans (NPLs) increased slightly during the quarter to $35.3 million compared to $33.0 million three months earlier, but were down from the $41.1 million at their peak level at June 30, 2009. NPLs represented 5.06% of total loans at September 30, 2010, compared to 4.59% of total loans three months earlier. “The increase in non-performing loans during the quarter was primarily due to one commercial real estate loan totaling $6.3 million. We are working on a deal for the sale of this property and based on a current appraisal of the property we do not anticipate any loss on the property settlement at this time,” said Dahlstrom. “While we believe the worst of the credit problems are behind us, we do expect some continued volatility in the non-performing asset (NPA) balances in the coming quarters.” Loans delinquent 30 to 89 days improved to 1.30% of total loans compared to 1.78% of total loans at June 30, 2010. The bulk of these

RVSB Second Quarter Fiscal 2011 Results
October 26, 2010

delinquencies were concentrated in one CRE loan totaling $7.2 million. This loan is reserved for at its current market value with a total an impairment of $699,000 at September 30, 2010.

The results of our most recent stress tests on the CRE portfolio showed no significant issues, unlike our previous experience in the residential land development and construction portfolios. The Bank expects any potential issues that may arise in the CRE portfolio will result from individual loans and not represent a systemic weakness from this portfolio.

Real estate owned (REO) was $19.8 million at September 30, 2010 compared to $14.9 million at June 30, 2010. REO balances increased as the Bank has continued to make progress in moving non-performing loans through the foreclosure process, which will allow for more efficient resolution of these properties and continued reductions in our NPA levels in future quarters. “During the second quarter, we sold a total of $1.6 million of REO, added 13 properties that totaled $6.4 million and have several additional properties which we expect to be sold during the third fiscal quarter,” Dahlstrom added. The REO balance consisted primarily of completed residential properties and residential building land and lots. The Bank has written these properties down to their net realizable value based on recent or updated appraisals.

NPAs increased during the quarter to $55.1 million, or 6.42% of total assets, at September 30, 2010 compared to $47.9 million, or 5.54% of total assets, in the prior quarter. This increase was primarily the result of the one CRE loan discussed earlier.

The total CRE loan portfolio was $360.0 million as of September 30, 2010, of which 28% was owner-occupied and 72% was investor-owned. At September 30, 2010, the CRE portfolio contained five loans totaling $9.5 million that were more than 90 days past due, representing 2.7% of the total commercial real estate. Due primarily to our conservative underwriting standards for this portfolio, none of these loans required any type of impairment at September 30, 2010. The underwriting standards for this portfolio generally require a minimum debt service coverage ratio of 1.20 or greater, a maximum loan-to-value of 75% and personal guarantees.

Riverview continues to reduce its exposure to land development and speculative construction loans, reducing the balance of these portfolios to $87.0 million at September 30, 2010 compared to $96.4 million in the prior quarter, $120.2 million at September 30, 2009 and $237.5 million at their peak at October 31, 2006. Speculative construction loans declined to $24.4 million, and represent only 3.5% of the total loan portfolio and land development loans declined to $62.6 million and represent 9.0% of the total loan portfolio at September 30, 2010.

Riverview’s allowance for loan losses was $19.0 million at September 30, 2010 representing 2.72% of total loans compared to an allowance for loan losses of $19.6 million, or 2.73% of total loans, at June 30, 2010. The ratio of allowance for loan losses to non-performing loans was 53.84% at September 30, 2010 compared to 59.37% three months earlier. For the second fiscal quarter, the provision for loan losses was $1.7 million compared to net charge-offs of $2.2 million. The provision for loan losses was $1.3 million in the preceding quarter and $3.2 million in the second quarter a year ago.

Capital and Liquidity

The Bank continues to maintain capital levels significantly in excess of the requirements to be categorized as “well capitalized.” The Bank’s total risk-based capital ratio was 14.07% and its Tier 1 capital ratio was 12.81% at September 30, 2010. Riverview’s total shareholders’ equity was $105.7 million at September 30, 2010 compared to $89.6 million at September 30, 2009. Book value per share was $4.70 per share at September 30, 2010 compared to $8.20 a year ago and tangible book value per share was $3.53 at September 30, 2010 compared to $5.78 a year earlier. Riverview’s tangible shareholder equity was 9.5% of tangible assets at September 30. 2010. The Company also has an additional $12.5 million in cash that could be used in the future to boost the Bank’s capital levels or support future growth.

Riverview Community Bank’s actual and required minimum capital amounts and ratios are presented as follows:

Sept. 30, 2010	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital	(dollars in thousands)
(To Risk-Weighted Assets)	$ 99,144	14.07%	$ 56,371	8.00%	$ 70,464	10.00%
Tier 1 Capital
(To Risk-Weighted Assets)	90,285	12.81%	28,186	4.00%	42,278	6.00%
Tier 1 Capital
(To Adjusted Tangible Assets)	90,285	11.00%	32,836	4.00%	41,045	5.00%

RVSB Second Quarter Fiscal 2011 Results
October 26, 2010

At September 30, 2010, the Bank had available liquidity of $400 million, including over $318 million of borrowing capacity from the Federal Home Loan Bank of Seattle and the Federal Reserve Bank of San Francisco, and $56 million from our cash and short-term investments. As of September 30, 2010, the Bank had no outstanding borrowings.

Net Interest Margin

Riverview’s net interest margin was 4.46% for the second quarter compared to 4.79% for the preceding quarter and 4.35% for the second quarter a year ago. For the first six months of fiscal 2011 the net interest margin was 4.63%, a 33 basis point improvement compared to the first six months of fiscal 2010. “The decline in the net interest margin compared to the preceding quarter is primarily the result of the Bank holding higher levels of cash and investments which bear lower interest rates,” said Kevin Lycklama, EVP and CFO. The average cash and investment balances increased by $37.0 million during the quarter. The increase in this on-balance sheet liquidity resulted in a 21 basis point reduction in the net interest margin for the quarter. Loans placed on nonaccrual during the quarter resulted in a five basis point reduction in the margin. The margin was also negatively impacted by the declining balance of the loan portfolio. The average cost of deposits decreased by 11 basis points during the quarter to 0.98%.

Income Statement

Net interest income was $8.7 million in the second quarter compared to $9.0 million in the preceding quarter and $8.9 million in the second quarter a year ago. In the first six months of fiscal 2011 net interest income was $17.7 million, compared to $17.6 million in the first six months of fiscal 2010. Operating revenue, which consists of net interest income plus non-interest income, was $10.7 million in the second quarter compared to $11.3 million in the preceding quarter and $10.7 million in the second quarter a year ago. In the first six months of fiscal 2011 operating revenue increased to $22.0 million compared to $21.5 million in the same period a year ago.

Non-interest income was $2.1 million in the second quarter compared to $2.2 million in the preceding quarter and $1.8 million in the second quarter a year ago. For the first half of fiscal 2011 non-interest income increased 10.0% to $4.3 million compared to $3.9 million for the first half of fiscal 2010. The increase from prior year is primarily due to a $459,000 impairment charge on an investment security in prior year.

Non-interest expense was $7.4 million in the second quarter compared to $7.3 million in the preceding quarter and in the second quarter a year ago. For the first half of fiscal 2011 non-interest expense was $14.7 million compared to $15.3 million a year ago.

Balance Sheet Review

Loan balances outstanding at September 30, 2010 declined reflecting the continued weak economic conditions and the planned reduction in the construction and land development portfolios over the past year. Net loans declined $17.9 million during the quarter to $679.9 million at September 30, 2010, compared to $697.8 million at June 30, 2010, and $730.2 million a year ago.

Total deposits increased by $2.5 million during the quarter to $718.0 million at September 30, 2010 compared to $715.6 million three months earlier and $662.5 million a year ago. Checking accounts represented the largest growth during the quarter with balances increasing $8.1 million or 4.8% from the previous linked quarter. Average total deposits for the second quarter were $716.3 million, an increase of $16.8 million from the prior quarter’s average balance of $699.5 million. The loan to deposit ratio decreased to 0.97 at September 30, 2010 compared to 1.00 three months earlier and 1.13 a year ago.

During the quarter, the Bank paid down its borrowings by $28.0 million. The Bank had no borrowings at September 30, 2010.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

RVSB Second Quarter Fiscal 2011 Results
October 26, 2010

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provided non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

	Sept. 30,	June 30,	Sept. 30,	March 31,
(Dollars in thousands)	2010	2010	2009	2010

Shareholders’ equity	$105,719	$85,718	$89,567	$83,934
Goodwill	25,572	25,572	25,572	25,572
Other intangible assets, net	735	781	896	823

Tangible shareholders’ equity	$79,412	$59,365	$63,099	$57,539

Total assets	$858,865	$863,424	$863,670	$837,953
Goodwill	25,572	25,572	25,572	25,572
Other intangible assets, net	735	781	896	823

Tangible assets	$832,558	$837,071	$837,202	$811,558

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $859 million, it is the parent company of the 87 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. There are 17 branches, including twelve in the Portland-Vancouver area and three lending centers. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital, the amount of capital it intends to raise and its intended use of that capital. The credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; the Company’s compliance with regulatory enforcement actions; we have entered into with the OTS and the possibility that our noncompliance could result in the imposition of additional enforcement actions and additional requirements or restrictions on our operations; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2010 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Second Quarter Fiscal 2011 Results
October 26, 2010

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	September 30, 2010	June 30, 2010	September 30, 2009	March 31, 2010
ASSETS

Cash (including interest-earning accounts of $36,002, $41,345, $4,862	$ 48,505	$ 53,244	$ 18,513	$ 13,587
and $3,384)
Certificate of deposits with other financial institutions	14,951	-	-	-
Loans held for sale	417	667	180	255
Investment securities held to maturity, at amortized cost	512	511	523	517
Investment securities available for sale, at fair value	6,688	6,727	8,451	6,802
Mortgage-backed securities held to maturity, at amortized	199	203	406	259
Mortgage-backed securities available for sale, at fair value	2,306	2,554	3,397	2,828
Loans receivable (net of allowance for loan losses of $19,029, $19,565,
$18,071, and $21,642)	679,925	697,795	730,227	712,837
Real estate and other pers. property owned	19,766	14,908	20,482	13,325
Prepaid expenses and other assets	6,541	7,560	2,953	7,934
Accrued interest receivable	2,644	2,653	2,891	2,849
Federal Home Loan Bank stock, at cost	7,350	7,350	7,350	7,350
Premises and equipment, net	15,893	16,201	18,770	16,487
Deferred income taxes, net	11,209	11,197	8,008	11,177
Mortgage servicing rights, net	470	493	528	509
Goodwill	25,572	25,572	25,572	25,572
Core deposit intangible, net	265	288	368	314
Bank owned life insurance	15,652	15,501	15,051	15,351
TOTAL ASSETS	$ 858,865	$ 863,424	$ 863,670	$ 837,953

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$ 718,028	$ 715,573	$ 662,494	$ 688,048
Accrued expenses and other liabilities	8,898	8,224	5,468	6,833
Advance payments by borrowers for taxes and insurance	507	194	435	427
Federal Home Loan Bank advances	-	28,000	5,000	23,000
Federal Reserve Bank advances	-	-	75,000	10,000
Junior subordinated debentures	22,681	22,681	22,681	22,681
Capital lease obligation	2,589	2,599	2,630	2,610
Total liabilities	752,703	777,271	773,708	753,599

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
September 30, 2010 - 22,471,890 issued and outstanding;
June 30, 2010 – 10,923,773 issued and outstanding;	225	109	109	109
September 30, 2009 – 10,923,773 issued and outstanding;
March 31, 2010 – 10,923,773 issued and outstanding;
Additional paid-in capital	65,746	46,980	46,889	46,948
Retained earnings	41,760	40,643	44,867	38,878
Unearned shares issued to employee stock ownership trust	(748)	(773)	(851)	(799)
Accumulated other comprehensive loss	(1,264)	(1,241)	(1,447)	(1,202)
Total shareholders’ equity	105,719	85,718	89,567	83,934

Noncontrolling interest	443	435	395	420
Total equity	106,162	86,153	89,962	84,354
TOTAL LIABILITIES AND EQUITY	$ 858,865	$ 863,424	$ 863,670	$ 837,953

RVSB Second Quarter Fiscal 2011 Results
October 26, 2010

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Six Months Ended
(In thousands, except share data) (Unaudited)	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009
INTEREST INCOME:
Interest and fees on loans receivable	$ 10,672	$ 11,193	$ 11,639	$ 21,865	$ 23,349
Interest on investment securities-taxable	32	55	66	87	164
Interest on investment securities-non taxable	14	15	31	29	63
Interest on mortgage-backed securities	23	26	35	49	75
Other interest and dividends	48	15	26	63	40
Total interest income	10,789	11,304	11,797	22,093	23,691

INTEREST EXPENSE:
Interest on deposits	1,764	1,901	2,448	3,665	5,142
Interest on borrowings	375	385	436	760	956
Total interest expense	2,139	2,286	2,884	4,425	6,098
Net interest income	8,650	9,018	8,913	17,668	17,593
Less provision for loan losses	1,675	1,300	3,200	2,975	5,550

Net interest income after provision for loan losses	6,975	7,718	5,713	14,693	12,043

NON-INTEREST INCOME:
Fees and service charges	1,077	1,099	1,151	2,176	2,395
Asset management fees	492	521	465	1,013	974
Gain on sale of loans held for sale	124	119	159	243	560
Impairment of investment security	-	-	(201)	-	(459)
Bank owned life insurance income	150	150	151	300	302
Other	207	347	70	554	126
Total non-interest income	2,050	2,236	1,795	4,286	3,898

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,085	3,940	3,689	8,025	7,564
Occupancy and depreciation	1,148	1,141	1,217	2,289	2,450
Data processing	248	252	237	500	477
Amortization of core deposit intangible	23	26	28	49	58
Advertising and marketing expense	255	135	151	390	310
FDIC insurance premium	417	421	445	838	1,140
State and local taxes	147	171	151	318	300
Telecommunications	105	107	113	212	229
Professional fees	321	326	330	647	634
Real estate owned expenses	120	166	353	286	962
Other	543	580	553	1,123	1,131
Total non-interest expense	7,412	7,265	7,267	14,677	15,255

INCOME BEFORE INCOME TAXES	1,613	2,689	241	4,302	686
PROVISION FOR INCOME TAXES	496	924	39	1,420	141
NET INCOME	$ 1,117	$ 1,765	$ 202	$ 2,882	$ 545

Earnings per common share:
Basic	$ 0.06	$ 0.16	$ 0.02	$ 0.20	$ 0.05
Diluted	$ 0.06	$ 0.16	$ 0.02	$ 0.20	$ 0.05
Weighted average number of shares outstanding:
Basic	18,033,354	10,735,946	10,717,471	14,404,588	10,714,409
Diluted	18,033,354	10,735,946	10,717,471	14,404,588	10,714,409

RVSB Second Quarter Fiscal 2011 Results
October 26, 2010

(Dollars in thousands)	At or for the three months ended			At or for the six months ended
	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009
AVERAGE BALANCES
Average interest–earning assets	$ 769,423	$ 755,123	$ 813,673	$ 762,312	$ 817,531
Average interest-bearing liabilities	658,973	656,099	707,876	657,543	717,257
Net average earning assets	110,450	99,024	105,797	104,769	100,274
Average loans	707,944	729,851	765,470	718,838	778,438
Average deposits	716,279	699,483	655,388	707,926	650,691
Average equity	100,306	86,431	91,303	93,407	90,894
Average tangible equity	73,969	60,051	64,803	67,049	64,400

ASSET QUALITY	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009

Non-performing loans	35,346	32,954	36,085
Non-performing loans to total loans	5.06%	4.59%	4.82%
Real estate/repossessed assets owned	19,766	14,908	20,482
Non-performing assets	55,112	47,862	56,567
Non-performing assets to total assets	6.42%	5.54%	6.55%
Net loan charge-offs in the quarter	2,211	3,377	2,905
Net charge-offs in the quarter/average net loans	1.24%	1.86%	1.51%

Allowance for loan losses	19,029	19,565	18,071
Allowance for loan losses and unfunded loan
commitments	19,188	19,755	18,355
Average interest-earning assets to average
interest-bearing liabilities	116.76%	115.09%	114.95%
Allowance for loan losses to
non-performing loans	53.84%	59.37%	50.08%
Allowance for loan losses to total loans	2.72%	2.73%	2.41%
Allowance for loan losses and
unfunded loan commitments to total loans	2.75%	2.75%	2.45%
Shareholders’ equity to assets	12.31%	9.93%	10.37%

LOAN MIX	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009	March 31, 2010
Commercial and construction
Commercial	$ 93,026	$ 106,002	$ 112,578	$ 108,368
Other real estate mortgage	458,621	455,106	449,405	459,178
Real estate construction	52,262	68,717	94,319	75,456
Total commercial and construction	603,909	629,825	656,302	643,002
Consumer
Real estate one-to-four family	92,682	84,956	88,862	88,861
Other installment	2,363	2,579	3,134	2,616
Total consumer	95,045	87,535	91,996	91,477

Total loans	698,954	717,360	748,298	734,479

Less:
Allowance for loan losses	19,029	19,565	18,071	21,642
Loans receivable, net	$ 679,925	$ 697,795	$ 730,227	$ 712,837

RVSB Second Quarter Fiscal 2011 Results
October 26, 2010

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
September 30, 2010	(Dollars in thousands)
Commercial	$ 93,026	$ -	$ -	$ 93,026
Commercial construction	-	-	25,329	25,329
Office buildings	-	88,374	-	88,374
Warehouse/industrial	-	47,089	-	47,089
Retail/shopping centers/strip malls	-	93,799	-	93,799
Assisted living facilities	-	35,955	-	35,955
Single purpose facilities	-	94,734	-	94,734
Land	-	62,571	-	62,571
Multi-family	-	36,099	-	36,099
One-to-four family	-	-	26,933	26,933
Total	$ 93,026	$ 458,621	$ 52,262	$ 603,909

March 31, 2010	(Dollars in thousands)
Commercial	$ 108,368	$ -	$ -	$ 108,368
Commercial construction	-	-	40,017	40,017
Office buildings	-	90,000	-	90,000
Warehouse/industrial	-	46,731	-	46,731
Retail/shopping centers/strip malls	-	80,982	-	80,982
Assisted living facilities	-	39,604	-	39,604
Single purpose facilities	-	93,866	-	93,866
Land	-	74,779	-	74,779
Multi-family	-	33,216	-	33,216
One-to-four family	-	-	35,439	35,439
Total	$ 108,368	$ 459,178	$ 75,456	$ 643,002

(Dollars in thousands)

DEPOSIT MIX	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009	March 31, 2010

Interest checking	$ 82,318	$ 78,837	$ 69,507	$ 70,837
Regular savings	35,132	32,837	28,858	32,131
Money market deposit accounts	207,607	209,588	189,150	209,580
Non-interest checking	93,590	89,006	87,495	83,794
Certificates of deposit	299,381	305,305	287,484	291,706
Total deposits	$ 718,028	$ 715,573	$ 662,494	$ 688,048

RVSB Second Quarter Fiscal 2011 Results
October 26, 2010

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
September 30, 2010	(dollars in thousands)
Non-performing assets

Commercial	$ 1,293	$ 2,534	$ 3,297	$ -	$ -	$ 7,124
Commercial real estate	1,212	6,547	751	-	1,030	9,540
Land	-	1,165	6,427	147	1,379	9,118
Multi-family	-	-	-	-	-	-
Commercial construction	-	-	-	-	-	-
One-to-four family construction	3,300	3,612	1,138	-	-	8,050
Real estate one-to-four family	249	310	790	165	-	1,514
Consumer	-	-	-	-	-	-
Total non-performing loans	6,054	14,168	12,403	312	2,409	35,346

REO	4,247	2,439	8,281	4,799	-	19,766

Total non-performing assets	$ 10,301	$ 16,607	$ 20,684	$ 5,111	$ 2,409	$ 55,112

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
September 30, 2010	(dollars in thousands)
Land and Spec Construction Loans

Land Development Loans	$ 6,785	$ 4,177	$ 43,128	$ 146	$ 8,335	$ 62,571
Spec Construction Loans	3,300	10,082	11,022	-	-	24,404

Total Land and Spec Construction	$ 10,085	$ 14,259	$ 54,150	$ 146	$ 8,335	$ 86,975

RVSB Second Quarter Fiscal 2011 Results
October 26, 2010

	At or for the three months ended			At or for the six months ended
SELECTED OPERATING DATA	Sept. 30, 2010	June 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009

Efficiency ratio (4)	69.27%	64.55%	67.87%	66.85%	70.98%
Coverage ratio (6)	116.70%	124.13%	122.65%	120.38%	115.33%
Return on average assets (1)	0.52%	0.84%	0.09%	0.68%	0.12%
Return on average equity (1)	4.42%	8.19%	0.88%	6.15%	1.20%
Average rate earned on interest-earned assets	5.57%	6.01%	5.76%	5.78%	5.79%
Average rate paid on interest-bearing liabilities	1.29%	1.40%	1.62%	1.34%	1.70%
Spread (7)	4.28%	4.61%	4.14%	4.44%	4.09%
Net interest margin	4.46%	4.79%	4.35%	4.63%	4.30%

PER SHARE DATA
Basic earnings per share (2)	$ 0.06	$ 0.16	$ 0.02	$ 0.20	$ 0.05
Diluted earnings per share (3)	0.06	0.16	0.02	0.20	0.05
Book value per share (5)	4.70	7.85	8.20	4.70	8.20
Tangible book value per share (5)	3.53	5.43	5.78	3.53	5.78
Market price per share:
High for the period	$ 2.49	$ 3.81	$ 4.32	$ 3.81	$ 4.32
Low for the period	1.73	2.24	2.95	1.73	2.63
Close for period end	1.98	2.43	3.70	1.98	3.70
Cash dividends declared per share	-	-	-	-	-

Average number of shares outstanding:
Basic (2)	18,033,354	10,735,946	10,717,471	14,404,588	10,714,409
Diluted (3)	18,033,354	10,735,946	10,717,471	14,404,588	10,714,409

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.

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